Gran Tierra Energy Inc. Provides Operational Update

CALGARY, Alberta, January 23, 2017, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, is pleased to provide today an operational update. All dollar amounts are in United States ("U.S.") dollars, unless otherwise indicated.

During December 2016, Gran Tierra averaged working interest production before royalties ("WI") of 31,700 barrels of oil equivalent per day (“boepd”). During November 2016, the Company disposed of its interests in certain non-core and low operating netback assets. The WI production from the two blocks disposed was approximately 950 boepd (average for October 2016) and was not included in December 2016 production as a result of the disposition. Fourth quarter 2016 WI average production was approximately 31,000 boepd, which represents a 34 percent increase compared to fourth quarter 2015 production. Based on the midpoint of the Company's 2017 WI production guidance of 34,000 to 38,000 boepd, Gran Tierra is forecasting a 16 percent increase over fourth quarter 2016 production and a 33 percent increase over 2016 average WI production of approximately 27,000 boepd. Current WI production is approximately 32,000 boepd.

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented “2016 was a transformational year building our Colombia focused portfolio and 2017 is expected to be transformational through execution. Our 2017 exploration capital budget of $85 to $95 million, as announced in December 2016, plans for 8 to 11 gross wells drilled over the course of 2017. These wells are planned to target multi-zone stratigraphic and structural prospects and are expected to test a significant portion of Gran Tierra's large prospective resource base. We have continued to capture learnings from drilling within our fields and maintain our low cost drilling operations as we move to new opportunities within our land blocks and test these exploration prospects. Similar to our rationalizing and selling non-operated positions in blocks to upgrade our asset portfolio, the Company has transferred commitments from non-prospective blocks and relinquished lands to upgrade our exploration lands. Our more focused portfolio, for both assets and exploration, is a higher working interest, operated set of blocks.

The recently acquired Acordionero field is meeting our expectations, and we expect it to average 8,000 - 9,000 barrels of oil per day ("bopd") during 2017. In addition, the water injection pilots in the Lisama A and C sands are expected to provide essential information required to pursue the Possible Reserves in Acordionero, with the first pilot predicted to be onstream by end of first quarter 2017. The Costayaco field is meeting expectations, and we have budgeted for an expansion of our natural gas-to-power capacity to handle increasing fluid production from the waterflooding and new production from the A Limestone. We have a two-well drilling program in Costayaco during first quarter 2017 to obtain open-hole logs and core samples of the A Limestone in pilot holes, which we expect to be followed by two horizontal wells to test the A Limestone's potential production capacity.

We are behind previous expectations in waterflooding and repressuring the reservoirs at Moqueta and in initial production on the discoveries at Cumplidor-1 and Alpha-1 wells in the Putumayo-7 ("PUT-7") Block, where we are cleaning up expected free sand production in these two wellbores. We believe these are operational issues, not asset quality issues, and expect to resolve them in the near future.”

Development Program Update

Acordionero Field Development (Gran Tierra 100% WI and Operator)

Gran Tierra has grown Acordionero WI production to a current rate of 6,750 bopd (2017 year to date average), an increase of 47% from the WI production rate of 4,600 bopd at the time of acquisition on August 23, 2016, by drilling the AC-5 and AC-7 development wells. The first of a series of water injection wells, the AC-8i, is currently nearing completion. Ongoing production growth is expected with the planned drilling of the AC-9, AC-10, and AC-11 production wells in the first half of 2017. Current WI production from all of the assets acquired in the PetroLatina acquisition is approximately 7,450 bopd (2017 year to date average).

Gran Tierra is currently in the first phase of a facilities upgrade at Acordionero to increase fluid handling to 15,000 barrels of fluid per day ("bfpd") and oil shipping to 10,000 bopd. This phase is expected to be completed in time to handle the forecasted production from the planned wells to be drilled at the Acordionero-2 drilling pad in the first half of 2017 and the Acordionero-4 drilling pad platform in the second half of 2017. Engineering has also begun on a second phase expansion to ultimately process 25,000 bfpd and ship 15,000 bopd. In addition, the Company plans to expand oil storage to 60,000 barrels ("bbls") at Acordionero.

The AC-5 development well was spud on October 29, 2016 and drilled to 9,285 feet ("ft") total measured depth ("MD") and 9,009 ft true vertical depth ("TVD"). The well was completed on November 10, 2016 as a commingled Lisama A and C oil producer. A total of 659 ft of net pay was perforated in the Lisama A sand and 207 ft of net pay was perforated in the Lisama C sand. The AC-7 development well was spud on December 7, 2016 and drilled to a total depth of 11,160 ft MD and 9,937 ft TVD. The well was completed on December 20, 2016 as a dedicated Lisama A oil producer. The AC-7 also established a new Lowest Known Oil (“LKO”) level in the Lisama A sand at Acordionero, adding over 95 feet of proven Lisama A oil column to the field. The AC-5 and AC-7 wells have a combined current stabilized WI production rate of approximately 1,800 bopd (2017 year to date).

The AC-7 cost $3.8 million to drill and $1.7 million to complete and tie-in. This well was the deepest and most challenging well drilled to date in Acordionero, and in spite of these facts, the well was drilled 20% faster (22 days versus 29 days for the previous Acordionero average drill time) and 23% cheaper than the previous Acordionero average of $ 7.1 million to drill, complete and tie-in.

The AC-8i water injection well was spud on December 26, 2016 and reached a total depth of 10,340 ft MD and 10,028 ft TVD on January 12, 2017. The well is the structurally deepest well drilled to date in the field. Two core samples were taken in the Lisama C interval from 10,015 to 10,058 ft MD and from 10,058 to 10,112 ft MD. The Company plans to use these core samples to measure key parameters and laboratory studies for designing the planned waterflood pilot and ultimate waterflood of the reservoir. The initial waterflood pilot is forecasted to be onstream by the end of the first quarter 2017.

The next well, AC-9, is planned to spud on January 30, 2016 and is designed to be a Lisama C oil producer.

Costayaco Field Development (Gran Tierra 100% WI and Operator)

The Costayaco field is producing at an average rate of 13,350 bopd (2017 year to date).

The two recompleted A Limestone wells, Costayaco-9 and Costayaco-19, continue to produce an average of 570 and 1,640 bopd, respectively (2017 year to date). Both wells produce an average of 29.5 degree API oil, an average gas-oil ratio ("GOR") of 209 standard cubic feet per stock tank barrel ("scf/stb") and a low water cut of 1.1%. Costayaco-9 has produced cumulative oil of 39,200 bbls over 81 producing days, and Costayaco-19 has produced cumulative oil of 167,300 bbls over 102 producing days.

The CYC-28 is planned to be Gran Tierra’s first dedicated A Limestone horizontal well. A pilot hole is being drilled to obtain formation core samples of the M2 and A Limestones, and comprehensive open hole logs. The well is then expected to be plugged back and a 1,000 meter horizontal section drilled in the A Limestone. The CYC-28 is currently drilling at a depth of 7,825 ft the approximate coring point) and is expected to reach a total depth at 8,173 ft before kicking off and drilling horizontally. Anticipated rig release for the well is the mid-February 2017. A second horizontal well, the CYC-29, is then planned to be drilled in a different part of the Costayaco structure, and expected to spud immediately following the CYC-28 well from the same surface location.

The Guriyaco-1 well was drilled as an exploratory well into the Caballos, T sand, U sand, N sand and A Limestone formations. During 2017 year to date, this well has had average WI production of 132 bopd of 27.7 degree API oil with a 26.3% water and an average GOR of 147 scf/stb while intermittently producing from the Caballos, T sand and U sand formations. Wellbore integrity issues have prevented a full segregated evaluation of the completed formations and the well awaits a workover to restore the integrity in the wellbore. Both the promising petrophysical logs and pressures taken from the Caballos, U sand and T sand formations from the Guriyaco-1 well are consistent with current pressures and log signatures in the adjacent Costayaco field, and as such, the Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency) ("ANH") of Colombia has deemed Guriyaco as an extension of Costayaco. As an extension, the Guriyaco volumes produced from the well are now allowed to be both metered and handled at the Costayaco facilities thereby reducing operating costs for the well. As more data is obtained, the Company plans to assess the potential positive impact on reserves in this extension of Costayaco field.  The Company is also still reviewing the potential in both the A Limestone and N sands in this well.

Moqueta Field Development (Gran Tierra 100% WI and Operator)

The Moqueta field is producing at an average WI rate of 6,080 bopd (2017 year to date) and continues to produce on average 27.5 degree API oil from the Caballos and T sand formations with an average gas-oil-ratio of 346 scf/stb and 23% watercut. From inception of production in June 2011 until July 2015, the average reservoir pressure dropped from 1,800 pounds per square inch ("psi") to 1,300 psi. The acceleration of water-injection for both enhanced recovery and pressure maintenance was completed with the conversion of the MQT-13 well to water injection and the optimization of several existing water injection pumps, resulting in a 44% increase in water injection since June 2016, from 9,000 to 13,000 barrels of water injected per day. Reservoir pressure is responding and oil production has been increasing due to the greater water injection, but more slowly than originally forecasted.

With the slower response, we are not forecasting any oil production decline at Moqueta in 2017 with little capital requirements. Moqueta is expected to generate significant net cash provided by operating activities in 2017.

Recompletion activities have commenced on the MQT-19 well where the Company expects to carry out the first tests of the A Limestone and M2 Limestone in Moqueta during the first quarter 2017.

Exploration Program Update

Putumayo 7 (“PUT-7”) Block (Gran Tierra 100% WI and Operator)

The Cumplidor-1 well discovered oil in the Villeta N sandstone, with 26.2 ft of net oil pay within a gross interval of 54 feet. The well was completed on December 1, 2016, and tied into the long-term testing facilities on site.

The well initially flowed naturally at an approximate average WI production rate of 500 bopd of 19 degree API oil over a 23 hour time period with a GOR of 63 scf/stb, and less than 1% water cut.  A jet pump was installed on December 13, 2016 and, similar to wells in the Quinde field in the adjacent Suroriente Block, the Cumplidor-1 well produces sand and ongoing clean-up of the well continues. On January 18, 2017, a larger pump was run to help clean out suspected sand fill in the well. The well currently has WI production of approximately 748 bopd on clean-up over a 35 hour time period. If the Company cannot achieve its target rate of greater than 1,000 bopd for the Cumplidor-1, a workover of this well may be required in the first quarter of 2017.

Although Cumplidor can be correlated as a geologic extension of the Quinde field, initial reservoir pressure was measured at 5,442 psi, which is virgin pressure indicating that the Quinde and Cumplidor fields may be separated.

The Alpha-1 well discovered oil in the Villeta N sandstone, with 13.1 feet of net oil pay within a gross interval of 57.8 feet and confirmed that two dimensional ("2D") seismic can successfully predict N sand thickness on amplitude anomalies. The zone penetrated had original reservoir pressure, 19 degree API oil, no water on tests, and is connected stratigraphically to the Cumplidor-1 well. The well currently has WI production of 70 to 100 bopd, and a xylene squeeze is planned before the end of January 2017 to stimulate the well and potentially induce further sand flow for clean-up of the well. Now that the edge of the structure has been appraised with Alpha-1, opportunities to sidetrack this well are also being evaluated.

The Confianza-1 is the third exploration well which Gran Tierra plans to drill within the Cumplidor-Alpha N sand field. The Confianza-1 is planned to be drilled as an appraisal/exploratory well targeting both the N sandstone amplitudes on 2D seismic (target located between the Cumplidor-1 and Alpha-1 wells) and is expected to also test the deeper A Limestone play, both within the Villeta Formation. This well would be a significant step out from known A Limestone production in the north portion of the Putumayo Basin at Costayaco and data collected from this well could significantly enhance the interpretation of the evolving basin-wide A Limestone play. The well was spud on January 17, 2017.

The Company is also progressing with regulatory approval to acquire a planned 42.7 square-kilometers of three dimensional ("3D") seismic over the Cumplidor-Alpha field during third quarter 2017.The 3D seismic is expected to provide information required for optimization of potential future development well locations and potential waterflooding of the field.

Putumayo 4 ("PUT-4") Block (Gran Tierra 100% WI and Operator)

On December 30, 2016 a license was provided to drill the Siriri-1 exploration well which is planned to test both N sandstone amplitudes on 2D seismic and also the deeper A Limestone exploration play. The Siriri-1 drill is expected to spud during the second quarter of 2017.

Llanos – El Porton Block (Gran Tierra 100% WI and Operator)

The civil works are well underway for the Prosperidad-1 exploration well, with the drilling rig expected to begin moving onto the lease site in mid-February 2017.This well is designed to target multi-zone structural exploration prospects in the Mirador, Gacheta, and Une formations. The well is planned to drill to 16,000 ft MD and is expected to spud in late first quarter 2017.

Middle Magdalena Valley - Acordionero Exploitation Area (Gran Tierra 100% WI and Operator)

Progress is underway on the Totumillo structural exploration prospect that is south of the Acordionero field and which has potential targets in similar reservoirs in the Lisama Formation. The prospect is within the Acordionero exploitation license, and Totumillo-1 exploration well is planned to spud in the first half of 2017.

Additional Updates

Gran Tierra provides the following additional financial and production information as part of this update:

•	Estimated year-end 2016 net working capital and bank debt of $120.0 million deficit, prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP").

•	Average fourth quarter 2016 production of 31,031 boepd gross WI before royalties or 26,264 boepd net after royalty ("NAR").

•	Annual production for 2016 averaged 27,063 boepd gross WI before royalties, or 23,187 BOEPD NAR.

•	Fourth quarter 2016 operating netback[1] is estimated to be $20.83 per BOE.

•	Estimated 2016 capital expenditures are outlined in the table below:

Capital expenditures ($ millions)
Exploration and Development
- excluding acquired properties	76.7
- acquired properties	39.3
Total Exploration and Development	116.0
Net Acquisitions and Dispositions	571.2
Total Capital Expenditures	687.2

1 Operating netback is a non-GAAP measure which does not have any standardized meaning prescribed under GAAP. Refer to "Non-GAAP Measures" in this press release for a descriptions of this non-GAAP measure.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Rodger Trimble
Vice President, Investor Relations
403-698-7941

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Such forward-looking statements include, but are not limited to, the Company’s operations including planned operations, the development of the Acordionero, Costayaco and Moqueta Fields, the PUT-7, PUT 4, El Porton and Midas Blocks and the Company’s planned operations and exploration program, the base capital program, allocation of capital and drilling including trends, infrastructure schedules and the expected timing of certain projects.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerrilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan and its drilling and development plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could remain weak or further decline, or global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra's Annual Report on Form 10-K filed February 29, 2016 and its Quarterly Report on Form 10-Q filed November 4, 2016. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Estimates of future production may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2017. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures which do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is oil and gas sales net of royalties and operating and transportation expenses. Management views operating netback as a financial performance measure. Management believes that operating netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.

Oil and Gas Disclaimer:

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed.

Unaudited Financial Information

Certain financial and operating results included in this news release including working capital and net debt, capital expenditures, production information and operating netbacks are based on unaudited estimated results. These estimated results are subject to change upon completion of the Company's audited financial statements for the year ended December 31, 2016, and changes could be material. Gran Tierra anticipates filing its audited financial statements and related management's discussion and analysis for the year ended December 31, 2016 on or before March 1, 2017.